Exhibit 3.1

STATE OF MONTANA
FILED
MAY 29 2007
SECRETARY OF STATE
ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
ENERGY WEST, INCORPORATED
Pursuant to Sections 35-1-229(6), 35-1-230(5) and 35-1-619 of the Montana Business Corporation Act, Energy West, Incorporated hereby adopts the following amendment to its Articles of Incorporation:
FIRST:
The name of the corporation is ENERGY WEST, INCORPORATED.
SECOND:
This Amendment was adopted by resolution of the Board of Directors of the corporation and amends Article Fourth of the Restated Articles of Incorporation of the corporation by the deletion and elimination of the Certificate of Designation of Rights, Preferences and Privileges of the Series A Participating Preferred Stock of Energy West, Incorporated. The 3,500 shares of Preferred Stock, par value $0.15 per share, previously designated as Series A Participating Preferred Stock shall constitute authorized but unissued and undesignated shares of Preferred Stock.
THIRD:
This Amendment to the Articles of Incorporation was duly and legally adopted by the Board of Directors of the corporation on April 23, 2007.
FOURTH:
Shareholder action is not required for this Amendment to the corporation’s Articles of Incorporation.

ENERGY WEST, INCORPORATED
Date: May 29, 2007	By:	/s/ David A. Cerotzke
David A. Cerotzke
President and CEO

Attest:

/s/ Cheryl A. Johnson Assistant Secretary